Exhibit 16.1

December 6, 2019

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously principal accountants for GI Dynamics, Inc. (the “Company”) and, under the date of March 12, 2019, we reported on the consolidated financial statements of the Company as of and for the years ended December 31, 2018 and 2017. On December 5, 2019, we were dismissed. We have read the Company’s statements included under Item 4.01 of its Form 8-K dated December 6, 2019, and we agree with such statements.

Very truly yours,

Moody, Famiglietti & Andronico, LLP

Moody, Famiglietti & Andronico, LLP | 1 Highwood Drive, Tewksbury, MA 01876 | (978) 557-5300 | www.themfacompanies.com